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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. )

SupportSoft, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

868587106
						(CUSIP Number)

May 3, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(c)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 9

CUSIP No. 868587106				13D				Page 2 of 9
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-6,722,450-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-6,722,450-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-6,722,450-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.7%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 3 of 9
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-6,722,450-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-6,722,450-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-6,722,450-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.7%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 4 of 9
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-4,181,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-4,181,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-4,181,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	12.5%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 868587106				13D			Page 5 of 9 Pages

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of SupportSoft, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)  RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II.	(a)  RS Investment Management, L.P. is a California Limited Partnership.
	(b)	388 Market Street, Ste 200, San Francisco, CA  94111
(c)registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III.	(a)	RS Diversified Growth Fund is part of a Massachusetts Business
Trust.
	(b)	388 Market Street, Ste 200, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 868587106				13D			Page 6 of 9 Pages


ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. using working capital contributed by the Funds respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		6,722,450	20.7%
RS Investment Mgmt, L.P.		6,722,450	20.7%
RS Diversified Growth Fund		4,181,000	12.5%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 33,494,459 shares of Common Stock of the Issuer outstanding as of April 10, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 6,772,450 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 6,772,450 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 4,181,000 shares of the Issuer.

CUSIP No. 868587106				13D			Page 7 of 9 Pages

The following is a list of transactions by the filing parties in the last 60 days:

ACCT               DATE           SHARES      TRADE AMT  TYPE

RS acct            03/05/2002      25000       97500     open mkt purchase
RS acct            03/06/2002      25000      100750     open mkt purchase
RS acct            03/07/2002      50000      204500     open mkt purchase
RS acct            03/12/2002       4100       18204     open mkt purchase
RS acct            03/12/2002       2100        9324     open mkt purchase
Sub-advised acct   03/12/2002       6200       27528     open mkt purchase
Sub-advised acct   03/12/2002       1600        7104     open mkt purchase
Sub-advised acct   03/18/2002       2500        9825     open mkt purchase
Sub-advised acct   03/18/2002       5000       19650     open mkt purchase
Sub-advised acct   03/18/2002      12400       48732     open mkt purchase
Sub-advised acct   03/19/2002       7400       26640     open mkt purchase
Sub-advised acct   03/19/2002       5000       18250     open mkt purchase
Sub-advised acct   03/19/2002        100         360     open mkt purchase
DGF                03/20/2002       4900       16129     open mkt purchase
DGF                03/20/2002      14900       49766     open mkt purchase
RS acct            03/20/2002       1000        3292     open mkt purchase
RS acct            03/20/2002       3000       10020     open mkt purchase
RS acct            03/20/2002       1800        5925     open mkt purchase
RS acct            03/20/2002       5300       17702     open mkt purchase
Sep acct           03/20/2002       7400       24716     open mkt purchase
Sep acct           03/20/2002       2500        8229     open mkt purchase
Sub-advised acct   03/20/2002       2000        6583     open mkt purchase
Sub-advised acct   03/20/2002       6000       20040     open mkt purchase
Sub-advised acct   03/20/2002       3000       10020     open mkt purchase
Sub-advised acct   03/20/2002       1000        3292     open mkt purchase
Sub-advised acct   03/20/2002        500        1646     open mkt purchase
Sub-advised acct   03/20/2002       1500        5010     open mkt purchase
Sub-advised acct   03/20/2002       3900       13026     open mkt purchase
Sub-advised acct   03/20/2002       1300        4279     open mkt purchase
DGF                03/21/2002       8400       28896     open mkt purchase
RS acct            03/21/2002       1700        5848     open mkt purchase
RS acct            03/21/2002       3000       10320     open mkt purchase
Sep acct           03/21/2002       4100       14104     open mkt purchase
Sub-advised acct   03/21/2002       3300       11352     open mkt purchase
Sub-advised acct   03/21/2002       1600        5504     open mkt purchase
Sub-advised acct   03/21/2002        800        2752     open mkt purchase
Sub-advised acct   03/21/2002       2100        7224     open mkt purchase
DGF                03/22/2002      10500       35287     open mkt purchase
RS acct            03/22/2002       2200        7394     open mkt purchase
RS acct            03/22/2002       3800       12771     open mkt purchase
Sep acct           03/22/2002       5300       17812     open mkt purchase
Sub-advised acct   03/22/2002       4200       14115     open mkt purchase
Sub-advised acct   03/22/2002       2100        7057     open mkt purchase
Sub-advised acct   03/22/2002       1100        3697     open mkt purchase
Sub-advised acct   03/22/2002       2800        9410     open mkt purchase
DGF                03/25/2002       3400       10982     open mkt purchase
DGF                03/25/2002        900        2935     open mkt purchase
DGF                03/25/2002        900        2935     open mkt purchase
RS acct            03/25/2002       6700       21641     open mkt purchase
RS acct            03/25/2002       1700        5543     open mkt purchase
RS acct            03/25/2002       1800        5871     open mkt purchase
RS acct            03/25/2002       2700        8804     open mkt purchase
RS acct            03/25/2002      10200       32946     open mkt purchase
RS acct            03/25/2002       2700        8806     open mkt purchase
Sep acct           03/25/2002       9200       29716     open mkt purchase
Sep acct           03/25/2002       2400        7826     open mkt purchase
Sep acct           03/25/2002       2500        8154     open mkt purchase
Sub-advised acct   03/25/2002        300         978     open mkt purchase
Sub-advised acct   03/25/2002        400        1305     open mkt purchase
Sub-advised acct   03/25/2002       1300        4199     open mkt purchase
Sub-advised acct   03/25/2002       1800        5871     open mkt purchase
Sub-advised acct   03/25/2002       1700        5543     open mkt purchase
Sub-advised acct   03/25/2002       6700       21641     open mkt purchase
Sub-advised acct   03/25/2002        100         326     open mkt purchase
Sub-advised acct   03/25/2002        300         969     open mkt purchase
Sub-advised acct   03/25/2002        100         326     open mkt purchase
Sub-advised acct   03/25/2002        200         652     open mkt purchase
Sub-advised acct   03/25/2002        200         652     open mkt purchase
Sub-advised acct   03/25/2002        900        2907     open mkt purchase
DGF                03/26/2002       3700       11988     open mkt purchase
DGF                03/26/2002       2400        7752     open mkt purchase
RS acct            03/26/2002       7300       23652     open mkt purchase
RS acct            03/26/2002       4800       15504     open mkt purchase
RS acct            03/26/2002      10800       34992     open mkt purchase
RS acct            03/26/2002       7600       24548     open mkt purchase
Sep acct           03/26/2002      10000       32400     open mkt purchase
Sep acct           03/26/2002       6600       21318     open mkt purchase
Sub-advised acct   03/26/2002       1500        4860     open mkt purchase
Sub-advised acct   03/26/2002       1000        3230     open mkt purchase
Sub-advised acct   03/26/2002       7300       23652     open mkt purchase
Sub-advised acct   03/26/2002       4800       15504     open mkt purchase
Sub-advised acct   03/26/2002        400        1296     open mkt purchase
Sub-advised acct   03/26/2002        200         646     open mkt purchase
Sub-advised acct   03/26/2002       1000        3240     open mkt purchase
Sub-advised acct   03/26/2002        600        1938     open mkt purchase
DGF                04/09/2002       3800       10489     open mkt purchase
DGF                04/09/2002      66400      180296     open mkt purchase
Sub-advised acct   04/09/2002        900        2484     open mkt purchase
Sub-advised acct   04/09/2002      16600       45074     open mkt purchase
Sub-advised acct   04/09/2002       8300       22537     open mkt purchase
Sub-advised acct   04/09/2002        500        1380     open mkt purchase
Sub-advised acct   04/09/2002        200         552     open mkt purchase
Sub-advised acct   04/09/2002       3300        8960     open mkt purchase
DGF                04/10/2002      28100       80577     open mkt purchase
Sub-advised acct   04/10/2002       7000       20072     open mkt purchase
Sub-advised acct   04/10/2002       3500       10036     open mkt purchase
Sub-advised acct   04/10/2002       1400        4014     open mkt purchase
DGF                04/11/2002      31600       95957     open mkt purchase
Sub-advised acct   04/11/2002       7900       23989     open mkt purchase
Sub-advised acct   04/11/2002       3900       11843     open mkt purchase
Sub-advised acct   04/11/2002       1600        4859     open mkt purchase
DGF                04/12/2002      35000      106225     open mkt purchase
Sub-advised acct   04/12/2002       8800       26708     open mkt purchase
Sub-advised acct   04/12/2002       4400       13354     open mkt purchase
Sub-advised acct   04/12/2002       1800        5463     open mkt purchase
DGF                04/15/2002       7000       21980     open mkt purchase
Sub-advised acct   04/15/2002       1800        5652     open mkt purchase
Sub-advised acct   04/15/2002        900        2826     open mkt purchase
Sub-advised acct   04/15/2002        300         942     open mkt purchase
DGF                04/16/2002      10600       39291     open mkt purchase
Sub-advised acct   04/16/2002       2600        9637     open mkt purchase
Sub-advised acct   04/16/2002       1300        4819     open mkt purchase
Sub-advised acct   04/16/2002        500        1853     open mkt purchase
DGF                04/18/2002       7800       32734     open mkt purchase
DGF                04/18/2002       2600       11061     open mkt purchase
RS acct            04/18/2002      50000      227700     open mkt purchase
RS acct            04/18/2002      22500       94426     open mkt purchase
RS acct            04/18/2002       7400       31483     open mkt purchase
RS acct            04/18/2002       7500       31908     open mkt purchase
RS acct            04/18/2002      22400       94006     open mkt purchase
Sub-advised acct   04/18/2002       4400       18719     open mkt purchase
Sub-advised acct   04/18/2002      13200       55396     open mkt purchase
Sub-advised acct   04/18/2002       1100        4616     open mkt purchase
Sub-advised acct   04/18/2002        400        1702     open mkt purchase
Sub-advised acct   04/18/2002       1100        4680     open mkt purchase
Sub-advised acct   04/18/2002       3200       13429     open mkt purchase
Sub-advised acct   04/18/2002        900        3829     open mkt purchase
Sub-advised acct   04/18/2002       2600       10911     open mkt purchase
Sub-advised acct   04/18/2002        700        2978     open mkt purchase
Sub-advised acct   04/18/2002       2200        9233     open mkt purchase
DGF                04/19/2002      56400      236034     open mkt purchase
Info Age           04/19/2002       9500       39805     open mkt purchase
Info Age           04/19/2002       9500       39757     open mkt purchase
Internet Age       04/19/2002       5500       23045     open mkt purchase
Internet Age       04/19/2002       5500       23017     open mkt purchase
RS acct            04/19/2002      10000       41850     open mkt purchase
RS acct            04/19/2002      10000       41850     open mkt purchase
Sep acct           04/19/2002       2700       11299     open mkt purchase
Sub-advised acct   04/19/2002       6800       28458     open mkt purchase
Sub-advised acct   04/19/2002        300        1255     open mkt purchase
Sub-advised acct   04/19/2002       2900       12136     open mkt purchase
Sub-advised acct   04/19/2002        800        3348     open mkt purchase
Sub-advised acct   04/19/2002        700        2929     open mkt purchase
Sub-advised acct   04/19/2002       4400       18414     open mkt purchase
DGF                04/22/2002        200         774     open mkt purchase
DGF                04/22/2002        200         786     open mkt purchase
DGF                04/22/2002        300        1134     open mkt purchase
Info Age           04/22/2002      12100       46816     open mkt purchase
Info Age           04/22/2002      12100       47553     open mkt purchase
Info Age           04/22/2002      16800       63504     open mkt purchase
Internet Age       04/22/2002       7200       27858     open mkt purchase
Internet Age       04/22/2002       7200       28296     open mkt purchase
Internet Age       04/22/2002       9600       36288     open mkt purchase
RS acct            04/22/2002      10500       40626     open mkt purchase
RS acct            04/22/2002      10500       41265     open mkt purchase
RS acct            04/22/2002      14100       53298     open mkt purchase
RS acct            04/22/2002      10500       40626     open mkt purchase
RS acct            04/22/2002      10500       41265     open mkt purchase
RS acct            04/22/2002      14100       53298     open mkt purchase
Sep acct           04/22/2002       2200        8512     open mkt purchase
Sep acct           04/22/2002       2200        8646     open mkt purchase
Sep acct           04/22/2002       2900       10962     open mkt purchase
Sub-advised acct   04/22/2002       3000       11607     open mkt purchase
Sub-advised acct   04/22/2002       3000       11790     open mkt purchase
Sub-advised acct   04/22/2002       4000       15120     open mkt purchase
Sub-advised acct   04/22/2002        200         774     open mkt purchase
Sub-advised acct   04/22/2002        200         786     open mkt purchase
Sub-advised acct   04/22/2002        300        1134     open mkt purchase
Sub-advised acct   04/22/2002        500        1935     open mkt purchase
Sub-advised acct   04/22/2002        500        1965     open mkt purchase
Sub-advised acct   04/22/2002        600        2268     open mkt purchase
Sub-advised acct   04/22/2002        400        1548     open mkt purchase
Sub-advised acct   04/22/2002        400        1572     open mkt purchase
Sub-advised acct   04/22/2002        600        2268     open mkt purchase
Sub-advised acct   04/22/2002       3200       12381     open mkt purchase
Sub-advised acct   04/22/2002       3200       12576     open mkt purchase
Sub-advised acct   04/22/2002       4200       15876     open mkt purchase
DGF                04/23/2002      12600       46867     open mkt purchase
RS acct            04/23/2002      15800       58770     open mkt purchase
Sub-advised acct   04/23/2002      12600       46867     open mkt purchase
Sub-advised acct   04/23/2002       3200       11903     open mkt purchase
Sub-advised acct   04/23/2002       6300       23433     open mkt purchase
Sub-advised acct   04/23/2002       3200       11903     open mkt purchase
Sub-advised acct   04/23/2002       6300       23433     open mkt purchase
DGF                04/24/2002       2800        9590     open mkt purchase
DGF                04/24/2002     107200      368768     open mkt purchase
Info Age           04/24/2002       1000        3425     open mkt purchase
Info Age           04/24/2002      39000      134160     open mkt purchase
Internet Age       04/24/2002      14600       50224     open mkt purchase
Internet Age       04/24/2002        400        1370     open mkt purchase
RS acct            04/24/2002        100         342     open mkt purchase
RS acct            04/24/2002       4900       16856     open mkt purchase
RS acct            04/24/2002        100         342     open mkt purchase
RS acct            04/24/2002       4100       14104     open mkt purchase
Sep acct           04/24/2002       5100       17544     open mkt purchase
Sep acct           04/24/2002        100         342     open mkt purchase
Sub-advised acct   04/24/2002      13200       45408     open mkt purchase
Sub-advised acct   04/24/2002        300        1027     open mkt purchase
Sub-advised acct   04/24/2002        500        1720     open mkt purchase
Sub-advised acct   04/24/2002       1600        5504     open mkt purchase
Sub-advised acct   04/24/2002       1300        4472     open mkt purchase
Sub-advised acct   04/24/2002        200         685     open mkt purchase
Sub-advised acct   04/24/2002       8500       29240     open mkt purchase
DGF                04/29/2002       8400       28750     open mkt purchase
Sub-advised acct   04/29/2002       3900       13348     open mkt purchase
Sub-advised acct   04/29/2002       1300        4449     open mkt purchase
Sub-advised acct   04/29/2002       5200       17798     open mkt purchase
Sub-advised acct   04/30/2002      15000       52053     open mkt purchase
RS acct            05/03/2002      20000       64600     open mkt purchase
RS acct            05/03/2002      15000       48450     open mkt purchase
Sub-advised acct   05/03/2002      25000       80750     open mkt purchase

CUSIP No. 868587106				13D			Page 8 of 9 Pages

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	May 6, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

CUSIP No. 868587106				13D			Page 9 of 9 Pages

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	May 6, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer